Exhibit 99.1

Fiscal Year 2022 Grid Performance Summaries

Kansas Grid Performance

Fiscal year 2022 was the 25th year of cattle delivery for U.S. Premium Beef, LLC (USPB). Even after 25 years, our producers and our system of value-based marketing continues to improve and set new records.

During 2022, the world recovered from two years of the coronavirus. The U.S. beef industry harvested the largest number of fed cattle in 11 years according to USDA reports. Plus, 2.8% less were harvested on Saturdays compared to the previous year when Saturdays were more essential due to plant slowdowns. Heifers accounted for the largest percentage of the total U.S. fed slaughter in 21 years. In addition, the industry harvested the highest number of beef cows in 26 years as a result of drought. The Kansas live fed market averaged $141.56 per cwt., which was the strongest in seven years.

The demand for high quality beef was strong during 2022. Premiums in the marketplace set new record highs in multiple categories. USPB cattle continued to grade well, as they have in recent years. As a result, quality grade premium per head was record high. This pushed the overall, total premium per head to be record high as well. A new record was also set for the highest gross premium of $496.30 per head for an individual lot.

Quality grade premiums used on the grid are shown in Figure 1. The Prime and Certified Angus Beef® (CAB) premiums used on the grid were both record high. In addition, the Choice/ Select spread was the second highest in company history, down slightly from the record set the previous year. During the fourth quarter, all three of these premiums were record high — a trend similar to the previous year.

Table 1 lists the carcass grid performance and some of the grid inputs for the last four years. USPB cattle had the second highest Prime percentage. The CAB percentage was similar to the previous year. USPB carcasses have been greater than 25% CAB for the past 10 years after lows of approximately 9%. Choice and Prime percentage has been more than 80% for eight years now. Compared to the first 10 years, USPB carcasses are now grading an impressive 25 percentage points higher.

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Figure 2 shows the percent Choice and Prime for USPB cattle, industry average and the threshold used on the Base grid. Industry averages, reported by USDA, for Prime, Choice or better and Upper 2/3 Choice were all down slightly but remained at high levels, similar to the previous two years.

Quality grading for the industry was record high during 2020 as a result of the slowdown of processing plants during the pandemic. USPB cattle were 4.5 percentage points higher for Choice and Prime percentage than industry average during 2022.

This margin has been narrower during the last three years. In the company’s total history, USPB cattle have averaged 15 percentage points above the industry. The threshold on the USPB grid was the third highest, down more than five percentage points from the record high during fiscal year 2020. Since 2016, the Choice or better threshold has been 10 percentage points below the actual cash cattle average.

Quality grade premium per head, shown in Figure 3, was record high for the year, an impressive $15.76 per head more than the previous record set during 2021. This improvement was largely driven by the strong premiums used on the grid. These premiums are derived from wholesale boxed beef prices which are ultimately driven by consumer demand.

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Even though the industry is producing higher levels of quality in recent years, the demand for high quality grading beef is increasing. During the fourth quarter, when premiums in the marketplace were highest, quality grade premium was almost $90 per head.

The percentage of yield grade 4 & 5 carcasses was similar to the previous two years. However, the plant average threshold on the grid decreased significantly from 2021, which was record high. Figure 4 includes the yield grade 4 & 5 percentage for USPB cattle and the plant average threshold.

Historically, USPB cattle were usually higher. Plant averages were driven to record high levels in recent years due to the backlog of fed cattle during the pandemic, but appear to have returned to more typical levels. As a result, yield grade per head returned to a discount in 2022 after several years of premium.

Live and carcass weights of USPB cattle at harvest were both the third highest. The past three years have documented the heaviest weights in company history. Placement weights have been greater than 750 pounds for eight consecutive years. Days on feed were the highest during fiscal 2022. As a result, total apparent feedyard gain was record high at 612 pounds. Apparent average daily gain was 3.50 pounds per day which was still above the company’s historical average of 3.40. Even though feed costs were high, quality grade rewards were large enough to keep cattle on feed longer.

This trend translated to a total heavyweight percentage that was the third highest, which includes all carcasses weighing 1,050 pounds or greater for the entire year. Effective Oct. 31, 2022, a grid change discontinued the discount for carcasses weighing 1,050 to 1,099 pounds. A discount for 1,101 pounds and above remains, and that percentage was the second highest in company history. As a result, outweight discount per head was the smallest in eight years.

Total premium, shown in Figure 5, was record high at $78.24 per head more than if they were marketed on the average cash, live market in Kansas. This premium was more than $12 per head greater than the record set during the previous year. Most of this increase was driven by quality grade premiums. In 25 years of delivering cattle on the USPB grid, quality grade has been the largest portion of the total premium for 24 of those years.

The top 25%, which are lots or groups with the highest premium that account for 25% of the total head count, was also record high at $146.68 per head. The range from the top 25% to the bottom 25% was also record large; again, attributable to the large premiums for quality.

USPB delivery rights continue to benefit cattle marketed on a value-based grid, especially when quality premiums are large. Even with the improvements in quality grading throughout the industry, rewards for quality were extremely high during fiscal year 2022 — surpassing the impressive records set during 2021. The USPB grid continues to be a valuable tool for producers to be rewarded for quality cattle and as a source of high-quality carcasses for National Beef. In total, 17.8 million head of cattle have been delivered on USPB grids to National Beef plants in Kansas during the company’s history.

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USPB Benchmark Performance Table — Kansas Plants

Table 1	FY 2019	FY 2020	FY 2021	FY 2022	FY 2023 YTD (Jan. 1 - Feb. 11)	
	All	All	All	All	All	Top 25%
In Weight	754	760	761	751	763	760
Days Fed	166	168	173	175	170	177
Live Weight	1,319	1,366	1,370	1,363	1,376	1,388
Carcass Weight	844	876	875	872	877	893
Yield, %	63.97	64.11	63.92	63.97	63.72	64.36
Prime, %	6.36	7.88	6.68	7.02	7.79	14.61
Choice & Prime, %	87.07	88.70	86.58	86.33	89.56	94.76
CAB (Choice only), %	28.22	27.24	25.88	26.00	28.38	32.75
BCPR, %	18.42	20.33	19.93	19.75	20.39	20.83
Over 30 months, %	1.76	2.25	2.16	2.20	2.16	1.27
Yield Grade 1, %	11.46	8.92	9.02	9.24	7.68	4.94
Yield Grade 2, %	37.28	33.49	33.63	34.76	34.08	29.69
Yield Grade 3, %	38.81	41.14	41.33	40.91	42.57	45.18
Yield Grade 4, %	11.27	14.59	14.37	13.57	14.15	17.95
Yield Grade 5, %	1.17	1.87	1.64	1.52	1.52	2.25
Avg. Yield Grade	2.53	2.67	2.66	2.63	2.68	2.83
Lightweight, %	0.33	0.17	0.16	0.17	0.16	0.08
Heavyweight, %	2.69	4.83	4.64	4.47	1.44	1.59
Quality Grade Premium	$37.84	$27.89	$41.80	$57.56	$71.59	$111.24
Yield Benefit	$15.43	$18.16	$14.01	$17.24	$10.31	$32.73
Yield Grade Premium	$1.53	$2.96	$5.57	-$0.24	$3.76	-$3.42
Outweight Discount	-$3.47	-$5.01	-$3.19	-$2.97	-$2.28	-$2.35
Steer Premium	$4.51	$5.96	$6.51	$5.95	$6.10	$6.05
Subtotal Premium	**$55.84**	**$49.96**	**$64.70**	**$77.54**	**$89.48**	**$144.25**
Natural Premium	$2.58	$0.81	$1.10	$0.70	$0.85	$3.39
Overall Premium	**$58.42**	**$50.77**	**$65.80**	**$78.24**	**$90.33**	**$147.64**
Top 75% Premium	$75.68	$65.70	$82.91	$98.14	$108.53	—
Top 50% Premium	$91.81	$77.39	$98.92	$117.35	$124.37	—
Top 25% Premium	$115.67	$93.05	$123.22	$146.68	$147.64	—
Prime Premium, $/cwt	$16.82	$12.43	$27.23	$35.12	$31.48	$31.48
CAB Premium, $/cwt	$3.61	$4.39	$5.64	$6.89	$7.62	$7.62
CH/SE Spread, $/cwt	$16.20	$12.02	$18.50	$18.02	$24.63	$24.63
Steer, %	43.73	44.26	47.51	43.51	43.55	42.70
Black-hided %	75.81	74.76	74.57	75.35	77.13	81.90
Total cond. liver %	18.71	20.31	20.32	18.75	21.90	20.84
Open abscess liver %	2.60	2.64	3.08	3.02	3.68	3.65

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Iowa Grid Performance

Fiscal year 2022 marked the third complete year of harvesting cattle on the USPB Iowa grid at the National Beef plant in Tama. Grid performance is summarized in Table 2 for cattle delivered to the Iowa plant. Grid premiums from Iowa cannot be compared directly to the Kansas grid. Only black-hided cattle are harvested at the Tama plant. The Iowa grid compares back to a dressed delivered price in Iowa/ Minnesota instead of a live price at the feedyard in Kansas.

Therefore, the Iowa grid does not have a “Yield benefit” like the Kansas grid. Instead, the benefit of the formula allowance that is added to the USDA dressed delivered price, is listed. There are also other differences in the structure of the two grids. These are different cattle, harvested at a different plant in a different region on a different grid.

The total volume of cattle delivered increased an additional 40% from the previous year. This increase was less than the previous year, but the total head delivered reached 85% of the total delivery rights available for the year. More producers are utilizing this new grid in a region where grid marketing is less common. With this increase, a record-high total of USPB cattle were delivered to all plants during fiscal year 2022.

USPB cattle delivered to Iowa are very high in quality grade. Across the three years this grid has been available, quality grading has been very consistent. Compared to national averages of all cattle graded by USDA within the entire industry, USPB Iowa grid cattle are far superior.

Figure 6 shows the Choice and Prime percentage of all cattle delivered on the Iowa grid, the Kansas grid and the overall industry average reported by USDA in 2022.

Iowa grid cattle are especially high. in Prime percentage at approximately 21%, more than double the USDA national average of 9% during 2022. The CAB program quotes 31.4% of all black-hided cattle at CAB-licensed plants qualified for the brand within the Choice quality grade. By comparison, Iowa grid cattle averaged 33.4% in fiscal year 2022.

The superior quality grades were extremely valuable with the strong premiums in the marketplace, especially in the fourth quarter. Prime is especially impactful on the Iowa grid. Figure 7 shows the quality grade premium per head and the total overall premium for each of the three years the grid has been available.

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Cattle on the Iowa grid have had an increase in yield grade 4 & 5 percentage over the past two years. Both of those years had high premiums for Prime, which incentivized feeding longer for more quality premiums and added carcass weight. Furthermore, individuals new to the grid are learning the advantages of feeding their cattle longer when marketing on a grid.

The Iowa grid has a fixed threshold of 90% Choice or better. However, it also has higher plant averages for yield grade 4s and 5s. With the higher Prime levels that are inherent in the cornbelt, it makes sense to feed cattle to a highly finished endpoint, especially when quality rewards are high. Figure 8 shows yield grade 4 & 5 percentage for USPB Iowa cattle and the plant average for the Iowa grid. Even with the increase, USPB cattle have yet to exceed the plant average.

Similar to Kansas, Iowa grid cattle came into feedyards lighter and were fed more days for a record total apparent feedyard gain of 699 pounds. There were significantly more heifers delivered during fiscal year 2022 compared to the previous two years. Yet, average live and carcass weights were both the heaviest.

Total overall premium per head was record high at $72.88 per head, primarily driven by the quality grade premium. The top 25% averaged an impressive $158.61 per head. A new record was also set during fiscal year 2022 on USPB’s Iowa grid for an individual lot that earned a premium of $406.65 per head and graded 77% Prime.

If you have questions about the USPB Iowa grid, please call 866-877-2525. Iowa delivery rights are available from USPB at a lease rate of $7 per head. Iowa delivery rights are separate from Kansas USPB delivery rights.

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